Exhibit 99.1

                                                                    Exhibit 99.1

                      ElkCorp to Invest up to $4 Million to
                      Repurchase Shares of its Common Stock

    DALLAS--(BUSINESS WIRE)--Jan. 23, 2006--ElkCorp (NYSE:ELK) announced today it has authorized spending up to $4 million to acquire shares of its outstanding common stock under a previously approved share repurchase authorization. The company will purchase shares over the next few weeks pursuant to a "dribble-in" repurchase plan under Rule 10b-18 restrictions.
    The purchases will be executed by the company's agent within a range of prices established by the company, and at times and in amounts up to daily maximums within Rule 10b-18 restrictions. Under the program, the purchases will be funded from available working capital, and the repurchased shares will be held in treasury. If parameters set forth in its trading plan are not met, ElkCorp would not repurchase any shares and is authorized to discontinue the purchases at any time that management determines additional purchases are not warranted. As of December 31, 2005, the company had approximately 20.4 million shares outstanding.
    "We are pleased to announce the reimplementation of our stock repurchase plan, which will provide us with treasury shares for our existing equity compensation programs," said Thomas Karol, chairman and chief executive officer of ElkCorp. "We believe that our cash position and the current valuation of our stock make the reimplementation of our stock repurchase plan an attractive investment for the company, while enabling us to maintain sufficient resources to continue investing in our growth strategies."

    About ElkCorp:

    ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (90% of consolidated revenue) and provides technologically advanced products and services to other industries. Each of ElkCorp's principal operating subsidiaries is a leader within its particular market. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). See www.elkcorp.com for more information.

    Safe Harbor Provisions

    In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "vision," "outlook," "believe," "estimate," "potential," "forecast," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes and include the earnings outlook for the third quarter and fiscal year 2006. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2005 and Form 10-Q for the quarter ended December 31, 2005. ElkCorp undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: ElkCorp, Dallas
             Stephanie Elwood, 972-851-0472